Exhibit 10.3

CLIMB GLOBAL SOLUTIONS, INC. 2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Grantee:[●]

No. of Restricted Stock Units:[●]

Grant Date:[●]

Vesting Commencement Date:[●]

Pursuant to the Climb Global Solutions, Inc. 2021 Omnibus Incentive Plan, as amended through the date hereof (the “Plan”), Climb Global Solutions, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units set forth above (an “Award”) to the Grantee set forth above under this agreement (the “Agreement”).  Each Restricted Stock Unit shall relate to one share of common stock, par value $0.01 per share (the “Stock”), of the Company.

1.Restrictions on Transfer of Award.  This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Section 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and Section 3 of this Agreement.
2.Vesting of Restricted Stock Units.
(a)Time-Based Vesting.  The Restricted Stock Units indicated below shall vest on the dates specified in the following schedule if the Grantee continuously remains in a Service Relationship with the Company or a Subsidiary through an applicable vesting date:
Incremental Percentage of Restricted Stock Units Vested	Anniversary of Vesting Commencement Date
[●]	[●]

[(b)Acceleration of Vesting in Certain Circumstances.1

1 Omit for employees not covered by the Executive Severance and Change in Control Plan, and re-letter Section 2 accordingly.

58868977 – 4/5/2023

(i)Notwithstanding the foregoing, the Grantee shall become fully vested in any unvested Restricted Stock Units granted hereunder if the Grantee’s Service Relationship terminates due to involuntary termination without Cause or resignation for Good Reason during the period commencing sixty (60) days prior to consummation of a Change in Control and ending 12 months following consummation of a Change in Control.

For purposes of this Agreement, “Cause” means, with respect to Grantee, (i) an act of personal dishonesty in connection with the Grantee’s responsibilities as a service provider of the Company, excluding any unintentional, good faith errors such as a good faith error with respect to business expense reimbursements; (ii) a plea of guilty or nolo contendere to, conviction of, or an indictment for a felony or other crime involving theft, fraud or moral turpitude, in each case in which the Administrator reasonably believes that it has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a breach of any fiduciary duty owed to the Company that has, or is reasonably expected to have, a material detrimental effect on the Company’s reputation or business (except in the case of a personal disability) as determined in good faith by the Administrator; (iv) serious neglect or misconduct in the performance of the Grantee’s duties for the Company or willful or repeated failure or refusal to perform such duties, provided that, if such behavior is curable, the Grantee is provided with written notice describing in reasonable detail the alleged conduct and stating the Company’s belief that it would constitute Cause to terminate the Grantee’s service with the Company and the Grantee fails to cure such behavior within 30 days after receipt of such written notice; or (v) the material breach by the Grantee of any restrictive covenants (for example, relating to non-competition, non-solicitation or confidentiality.  The employment of a Grantee will be deemed to have been terminated for Cause if the Administrator determines within thirty (30) days of the termination of employment (whether such termination was voluntary or involuntary) that termination for Cause was warranted.

For purposes of this Agreement, “Good Reason” for a Grantee’s resignation means the occurrence of any of the following that is undertaken by the Company without the Grantee’s prior written consent:

(1)a material violation by the Company of any material agreement with the Grantee;

(2)a reduction in the Grantee’s base salary to an annual rate that is more than 5% lower than the highest annual rate at which base salary has been paid at any time to the Grantee during their service with the Company (unless pursuant to a proportional reduction of not more than 10% that is applicable generally to similarly situated executives of the Company);

(3)any assignment of duties to the Grantee that would require an unreasonable amount of the Grantee 's work time and that are duties which customarily would be discharged by persons junior or subordinate in status to the Grantee within the Company as determined in good faith by the Grantee and taking into consideration trends and customs in the market and industry in which the Company operates;

(4)a material diminution in the Grantee’s role, title or responsibilities; or

(5)a relocation of such Grantee’s principal place of employment with the Company (or a successor entity, if applicable) to a place that increases the Grantee’s commute from Grantee’s principal residence by more than fifty (50) miles.

Notwithstanding the foregoing, in order for the Grantee’s resignation to be deemed to have been for Good Reason, the Grantee must provide written notice to the Company, as applicable, of such Grantee’s intent to resign for Good Reason within 20 days after the first occurrence of the event giving rise to Good Reason, which notice shall describe the event(s) the Grantee believes give rise to Good Reason; allow the Company 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”); and if the event is not reasonably cured within the Cure Period, the Grantee’s resignation from all positions held with the Company is effective not later than 30 days after the expiration of the Cure Period.]

(ii)Notwithstanding Section 3(c) of the Climb Global Solutions 2021 Omnibus Incentive Plan, in the event of a Change in Control, if this Award would (a) terminate upon the consummation of the Change in Control without the Grantee having the opportunity to meet one or more of the vesting conditions set forth in Section 2(a) above or (b) be cashed out pursuant to Section 3(c) of the 2021 Omnibus Incentive Plan, then the Award shall fully vest as of the date of the Change in Control, and the Shares underlying this Award shall be treated as fully vested for purposes of determining any amount payable pursuant to a cash out of the Award in accordance with such Section 3(c).

(iii)To the extent not already vested, this Award shall vest in full upon the death or Disability of the Grantee while employed by the Company.]

(c)Forfeiture of Non-Vested RSUs.  If the Grantee’s Service Relationship terminates before the RSUs are fully vested as set forth in Section 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

(d)Forfeiture of Vested RSUs.  Upon termination for Cause of the Grantee’s Service Relationship, all Restricted Stock Units granted hereunder shall be forfeited, regardless of the length of Grantee’s Service Relationship following the Grant Date, and the Grantee shall have no further rights hereunder.

3.Issuance of Shares of Stock.  Within 30 days following each vesting date set forth in Section 2 above, the Company shall issue to the Grantee the number of shares of Stock equal to the number of Restricted Stock Units that have vested pursuant to Section 2 above on such date, and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such Stock.  Prior to the issuance of such Stock, the Grantee shall have no voting rights, dividend rights, or Dividend Equivalent Rights.
4.Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meanings specified in the Plan, unless a different meaning is specified herein.

5.Tax Withholding.  The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for income and employment tax purposes, pay to the Company or make arrangements satisfactory to the Administrator in its sole discretion for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Administrator, in its sole discretion, shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) payment by Grantee to the Company of the withholding amount due, (ii) withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (iii) causing the Company’s transfer agent to sell from the number of shares of Stock to be issued to the Grantee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Grantee on account of such transfer.
6.Section 409A of the Code.  This Agreement is intended to meet the 409A exemption for a short-term deferral arrangement described in Section 1.409A-1(b)(4) of the Treasury Regulations, and shall be so construed.
7.No Obligation to Continue Service Relationship.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s Service Relationship with the Company or a Subsidiary at any time.
8.Integration.  This Agreement and the Plan constitute the entire agreement between the parties with respect to this Award and supersede all prior agreements and discussions between the parties concerning such subject matter.
9.Data Privacy Consent.  In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which the Relevant Companies consider appropriate.  The Grantee shall have access to, and the right to correct, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.
10.Clawback.

(a)In General.  Notwithstanding anything to the contrary in this Agreement, this Agreement is expressly made subject to the terms of the clawback and forfeiture provisions set forth below and in the Plan.  As a result, the Grantee may be required to forfeit the Restricted Stock Units and/or return to the Company any proceeds received in settlement thereof in the situations described below or in the Plan.  The Grantee agrees that the Company may enforce the forfeiture by all legal means available, including, without limitation, by withholding the forfeited amount from other sums owed to the Grantee by the Company.

(b)Restatement of Financial Statements.  Subject to applicable law, in the event of a restatement of the Company’s financial results within three years of original reporting to correct a material error, then, if the Administrator determines that all or any portion of the Restricted Stock Units, if the award was made prior to the restatement, would not have been awarded based upon the restated financial results, or that the Grantee derived more economic benefit from the Restricted Stock Units than would have occurred absent the financial statement errors, then the Grantee agrees to forfeit and return to the Company the portion (which may be all) of the Restricted Stock Units and/or any proceeds received in settlement thereof.

(c)Termination for Cause.  In the event that (i) the Grantee’s Service Relationship is terminated by the Company for Cause, or (ii) following the termination of the Grantee’s Service Relationship, the Company is or becomes aware that the Grantee committed an act that would have given rise to a termination for Cause, or that Grantee violated a covenant such as one relating to competition, solicitation of employees or clients or confidentiality, then the Grantee agrees to forfeit to the Company all or part of the Restricted Stock Units and/or any proceeds received in settlement thereof, that the Administrator, in its discretion, determines to be appropriate.

(d)Applicable Law or Company Policy.  The Restricted Stock Units and/or any proceeds received in settlement thereof shall also be subject to forfeiture to the extent required by applicable law or Company policy.

11.Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

[SIGNATURES ON FOLLOWING PAGE]

Climb Global Solutions, Inc.

By:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:

Grantee’s Signature

Grantee’s name and address: